Exhibit 2.2

Daniel C. Stewart, SBT #19206500

Paul E. Heath, SBT #09355050

Richard H. London, SBT #24032678

VINSON & ELKINS L.L.P.

3700 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201-2975

Tel:  214-220-7700

Fax: 214-220-7716

ATTORNEYS FOR THE DEBTORS

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

IN RE: DAISYTEK, INCORPORATED, et al.	§ § §	CASE NO. 03-34762-HDH-11
DEBTORS.	§ § §	(Chapter 11) (Jointly Administered)

JOINT PLAN OF LIQUIDATION FOR THE DEBTORS

Dated: December 1, 2003

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.1	Administrative Claim
1.2	Allowed
1.3	Allowed Amount
1.4	Avoidance Actions
1.5	Arlington
1.6	Available Cash
1.7	Available Cash Determination Date
1.8	Ballot
1.9	Bank Group
1.10	Bank Group Adversary Proceeding
1.11	Bank Group Credit Agreement
1.12	Bank Group Secured Claim
1.13	Bankruptcy Code
1.14	Bankruptcy Court or Court
1.15	Bankruptcy Rules
1.16	Bankruptcy Schedules
1.17	B.A. Pargh
1.18	Bar Date
1.19	BoA
1.20	Business Day
1.21	Buyer
1.22	Cases or Chapter 11 Cases
1.23	Cash
1.24	Causes of Action
1.25	Claim
1.26	Claimant or Creditor
1.27	Class
1.28	Collateral
1.29	Committee
1.30	Confirmation
1.31	Confirmation Date
1.32	Confirmation Hearing
1.33	Confirmation Order
1.34	Convenience Claim
1.35	Creditors Trust
1.36	Creditors Trust Agreement
1.37	Creditors Trust Assets
1.38	Creditors Trust Beneficiary
1.39	Creditors Trust Committee
1.40	Creditors Trust Interests
1.41	Creditors Trustee

i

1.42	Daisytek Latin America
1.43	Debtors
1.44	Debtors in Possession
1.45	Disallowed Claim
1.46	Disclosure Statement
1.47	Disputed Claim
1.48	Disputed Claims Deposit
1.49	Disputed Claims Reserve
1.50	Distribution Date
1.51	Distribution Reserve Accounts
1.52	Distribution Reserve
1.53	Distributions
1.54	DSI
1.55	Effective Date
1.56	Equity Interest
1.57	Estates
1.58	Face Amount
1.59	Fee Application
1.60	Filed
1.61	Final Order
1.62	General Unsecured Claim
1.63	Impaired
1.64	Inc.
1.65	Initial Petition Date
1.66	International
1.67	Lien
1.68	Marketed Assets
1.69	Operating Reserve
1.70	Order
1.71	Other Secured Claim
1.72	Person
1.73	Plan
1.74	Plan Documents
1.75	Plan Proponents
1.76	Plan Supplement
1.77	Post-Confirmation Bar Date
1.78	Priority Claim
1.79	Professional
1.80	Professional Fee Claim
1.81	Projected Expenses
1.82	Proof of Claim
1.83	Pro Rata
1.84	Purchase Agreements
1.85	Scheduled
1.86	Secured Claim
1.87	Securities Act

1.88	Setoff Claim
1.89	Subordinated Claim
1.90	Subsequent Petition Date
1.91	Substantial Consummation
1.92	Tape
1.93	Tapebargains
1.94	Undeliverable or Unclaimed Distribution
1.95	Undeliverable Distribution Reserve
1.96	Unimpaired
1.97	U.S. Trustee Fees
1.98	Virtual Demand
1.99	Voting Deadline

ARTICLE II BACKGROUND AND PLAN SUMMARY

ARTICLE III TREATMENT OF ADMINISTRATIVE CLAIMS
3.1	Treatment
3.2	General Administrative Claims
3.3	Professional Fee Claims
3.4	U.S. Trustee Fees

ARTICLE IV DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS
4.1	Introduction
4.2	Summary of Classification
4.3	Specific Classification

ARTICLE V PROVISIONS FOR SATISFACTION OF CLAIMS AND INTERESTS
5.1	Introduction.
5.2	Treatment of Classified Claims and Interests.
5.3	Designation of Impaired and Unimpaired Classes

ARTICLE VI ACCEPTANCE OR REJECTION OF THE PLAN
6.1	Classes Entitled to Vote
6.2	Acceptance by Impaired Classes of Claims
6.3	Cramdown

ARTICLE VII MEANS FOR IMPLEMENTATION OF THE PLAN
7.1	Conditions Precedent to The Effective Date
7.2	Substantive Consolidation.
7.3	Creation of the Creditors Trust.
7.4	Plan is Motion to Transfer Creditors Trust Assets
7.5	Corporate Authority
7.6	Issuance of Creditors Trust Interests
7.7	Cancellation of Existing Interests
7.8	Amendment of Debtors’ Articles and By-Laws

ARTICLE VIII THE CREDITORS TRUST AND THE CREDITORS TRUSTEE
8.1	The Creditors Trust
8.2	Funding of Res of Trust
8.3	The Creditors Trustee
8.4	Retention of Professionals
8.5	Compensation of the Creditors Trustee
8.6	Creditors Trust Expenses
8.7	Liability; Indemnification
8.8	Preservation of Rights of Action; Settlement of Litigation Claims
8.9	Termination
8.10	Management of the Debtors Post-Effective Date

ARTICLE IX COMMITTEE AND CREDITORS TRUST COMMITTEE
9.1	Dissolution of Committee
9.2	Creation of Creditors Trust Committee
9.3	Procedures
9.4	Function, Duties, and Responsibilities
9.5	Duration
9.6	Compensation and Expenses
9.7	Liability; Indemnification

ARTICLE X PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY
10.1	Distributions for Claims Allowed as of the Effective Date
10.2	Means of Cash Payment
10.3	Delivery of Distribution
10.4	Fractional Dollars; De Minimis Distributions
10.5	Withholding and Reporting Requirements
10.6	Setoffs
10.7	Duty to Disgorge Overpayments

ARTICLE XI DISTRIBUTIONS TO HOLDERS OF ALLOWED CLASS 5 CLAIMS
11.1	Initial Cash Distribution
11.2	Subsequent Cash Distributions
11.3	Provisions Regarding Creditors Trust Interests.

ARTICLE XII RESERVES ADMINISTERED BY THE CREDITORS TRUST
12.1	Establishment of Distribution Reserve Accounts
12.2	Undeliverable Distribution Reserve.
12.3	Disputed Claims Reserve.

ARTICLE XIII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS
13.1	Objection Deadline; Prosecution of Objections
13.2	No Distributions Pending Allowance

ARTICLE XIV TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

ARTICLE XV EFFECTS OF CONFIRMATION
15.1	No Discharge
15.2	Vesting
15.3	Legal Binding Effect
15.4	Moratorium, Injunction and Limitation of Recourse For Payment
15.5	Exculpation and Limitation of Liability
15.6	Release of Officers, Directors, Employees and Representatives
15.7	Insurance

ARTICLE XVI RETENTION OF JURISDICTION
16.1	Retention
16.2	Rights of the Creditors Trustee

ARTICLE XVII MISCELLANEOUS PROVISIONS
17.1	Revocation, Withdrawal or Non-Consummation
17.2	Severability of Plan Provisions
17.3	Rules of Interpretation; Computation of Time
17.4	Plan Documents
17.5	Successors and Assigns
17.6	Term of Injunction or Stays
17.7	Governing Law
17.8	Abandonment
17.9	Notice of Effective Date
17.10	Plan Supplement
17.11	Entire Agreement

ARTICLE XVIII MODIFICATION OF THE PLAN

v

JOINT PLAN OF LIQUIDATION FOR THE DEBTORS

Daisytek, Incorporated; A.I. Liquidation, Inc. (formerly known as Arlington Industries, Inc.); B.A. Pargh Company; Daisytek International Corporation; Daisytek Latin America, Inc.; Digital Storage, Inc.; Tapebargains.com, Inc.; T.T.C. Liquidation, Inc. (formerly known as The Tape Company); and Virtual Demand, Inc. (collectively, the “Debtors”) hereby propose the following Joint Plan of Liquidation for the Debtors (the “Plan”) pursuant to the provisions of chapter 11 of the Bankruptcy Code for resolution of the Debtors' outstanding Claims and Equity Interests.  Reference is hereby made to the Disclosure Statement for the Joint Plan of Liquidation for the Debtors dated November 26, 2003, that is distributed herewith (the “Disclosure Statement”), for a discussion of the Debtors' history, businesses, results of operations, risk factors, summary and analysis of the Plan, and related matters.  All holders of Claims are encouraged to read the Plan and the Disclosure Statement before voting to accept or reject the Plan.  In the event of any inconsistencies between the Plan and Disclosure Statement, the terms and provisions of the Plan shall control.

ARTICLE I

DEFINITIONS

For purposes of this Plan, except as expressly provided or unless the context otherwise requires, the terms provided in this Article I shall have the following meanings when used in initially capitalized form in this Plan.  Any term used in initially capitalized form in this Plan that is not defined herein but that is defined in the Bankruptcy Code shall have the meaning assigned to such term in the Bankruptcy Code.  Such meanings shall be equally applicable to both the singular and plural forms of such terms.

1.1          Administrative Claim  means a Claim for payment of an administrative expense of the kind specified in Bankruptcy Code § 503(b) and entitled to priority pursuant to Bankruptcy Code § 507(a)(1).

1.2          Allowed  means, with reference to a Claim or any portion thereof (a) a Claim against any of the Debtors, proof of which, if required, was Filed on or before the Bar Date, which is not a Disputed Claim; (b) if no Proof of Claim was so Filed, a Claim against any of the Debtors which has been or hereafter is listed by the Debtors in the Bankruptcy Schedules as liquidated in amount and not disputed or contingent and on account of which payment has not been made; or (c) a Claim allowed hereunder or by a Final Order.  An Allowed Claim does not include any Claim, or portion thereof, which is a Disallowed Claim or which has been subsequently withdrawn, disallowed, released or waived by the holder thereof or pursuant to a Final Order.  Unless otherwise specifically provided in this Plan, or by a Final Order of the Court, an Allowed Claim shall not include any amount for punitive or exemplary damages, penalties, fines or post-petition interest.

1.3          Allowed Amount  means the amount of any Allowed Claim.

1.4          Avoidance Actions   means any and all rights, claims and causes of actions which a trustee, Debtor in Possession or other appropriate party in interest (including the Committee and the Creditors Trustee) would be able to assert on behalf of any of the Estates under applicable state statute or the avoidance statutes of chapter 5 of the Bankruptcy Code, including actions under one or more of the provisions of Bankruptcy Code §§ 506, 542-551 and 553.

1.5          Arlington  means A.I. Liquidation, Inc., formerly known as Arlington Industries, Inc., a Delaware corporation, and one of the jointly administered Debtors herein.

1.6          Available Cash  means a sum of Cash as of the Effective Date and each Available Cash Determination Date computed as follows:  (Cash held by the Creditors Trust) - (Projected Expenses + Cash on deposit in the Distribution Reserve Accounts + Operating Reserve) = Available Cash.

1.7          Available Cash Determination Date  means March 31 and September 30 of each calendar year.

1.8          Ballot  means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote in connection with the solicitation of acceptances of the Plan.

1.9          Bank Group  means the lenders that are now or may hereafter become parties to the Bank Group Credit Agreement.

1.10        Bank Group Adversary Proceeding  means the adversary proceeding assigned Adversary Proceeding No. 03-03754 pending in the Bankruptcy Court and styled Official Unsecured Creditors' Committee, et al.  v. Bank of America, N.A., et al.

1.11        Bank Group Credit Agreement  means that certain Credit Agreement dated April 24, 2002 by and among BoA, as agent, the Bank Group and the Debtors, as same may have been heretofore amended, modified, or supplemented.

1.12        Bank Group Secured Claim  means the Secured Claim held by the Bank Group.

1.13        Bankruptcy Code  means title 11 of the United States Code, as amended.

1.14        Bankruptcy Court or Court  means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

1.15        Bankruptcy Rules  means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, the Local Rules of the District Court, and the Local Rules of the Bankruptcy Court, as applicable to the Cases or proceedings therein, as the case may be.

1.16        Bankruptcy Schedules  means the schedules of assets and liabilities, lists of executory contracts and unexpired leases, statements of financial affairs, and related information filed by the applicable Debtor pursuant to Bankruptcy Rule 1007, as same may be amended or supplemented from time to time.

1.17        B.A. Pargh  means B.A. Pargh Company, a Delaware corporation, and one of the jointly administered Debtors herein.

1.18        Bar Date  means the deadline set by the Court by which a Proof of Claim must have been Filed, which was August 10, 2003, for non-governmental entities and was November 3, 2003, for governmental entities.

1.19        BoA  means Bank of America, N.A., for itself and as agent for certain other lenders that are parties to the Bank Group Credit Agreement.

1.20        Business Day  means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Dallas, Texas.

1.21        Buyer  means each of the buyers of the Marketed Assets.

1.22        Cases or Chapter 11 Cases  means these chapter 11 cases assigned Case Nos. 03-34762, 03-34765, 03-34766, 03-34767, 03-34768, 03-34769, 03-34770, 03-34771, and 03-35724 pending in the Bankruptcy Court and being jointly administered under Case No. 03-34762-HDH-11, and, as jointly administered, styled In re Daisytek, Incorporated, et al.

1.23        Cash  means legal tender of the United States of America or equivalents thereof.

1.24        Causes of Action  means all rights, claims, and causes of action of the Committee or the Estates whether known or unknown, asserted or not asserted, Scheduled or not Scheduled and whether arising under the Bankruptcy Code or other applicable law, including, but not limited to, (a) rights of setoff, counterclaim, or recoupment, (b) claims pursuant to Bankruptcy Code § 362, (c) such claims and defenses as fraud, mistake, duress and usury, (d) claims under Bankruptcy Code § 510(c), (e) claims and causes of action that have been, or may be, asserted in the Bank Group Adversary Proceeding, and (f) all Avoidance Actions.

1.25        Claim  means a claim against any of the Debtors as defined in Bankruptcy Code § 101(5).

1.26        Claimant or Creditor  means a holder of a Claim.

1.27        Class  means all of the holders of Claims or Equity Interests with respect to the Debtors having characteristics substantially similar to the other Claims or Equity Interests and which have been designated as a Class in this Plan.

1.28        Collateral  means any property or interest in property of any of the Estates subject to a valid, enforceable and non-avoidable Lien to secure payment or performance of a Claim.

1.29        Committee  means the Official Unsecured Creditors' Committee appointed pursuant to Bankruptcy Code § 1102(a) in the Cases.

1.30        Confirmation  means the entry by the Bankruptcy Court of the Confirmation Order.

1.31        Confirmation Date  means the date on which the Confirmation Order is entered by the Bankruptcy Court on its docket.

1.32        Confirmation Hearing  means the hearing or hearings, which will be held before the Bankruptcy Court under Bankruptcy Code § 1128, at which the Confirmation of this Plan will be requested.

1.33        Confirmation Order  means the Order entered by the Bankruptcy Court confirming this Plan pursuant to Bankruptcy Code § 1129, as such Order may be amended, modified or supplemented.

1.34        Convenience Claim  means an Allowed General Unsecured Claim that is in an amount (a) equal to $              or less, or (b) $                 if the holder of such Claim has elected, on a timely basis to reduce its Claim to $                 .

1.35        Creditors Trust  means the trust created on the Effective Date for the benefit of the holders of Allowed Claims in Class 5 pursuant to this Plan and the Creditors Trust Agreement.

1.36        Creditors Trust Agreement  means the Creditors Trust Agreement to be executed by the Debtors and the Creditors Trustee, the form of which shall be filed as a Plan Document.

1.37        Creditors Trust Assets  means any and all assets and other property of the Estates as of the Effective Date, including, but not limited to, the following: (a) Cash; (b) Causes of Action, including the proceeds of any insurance policy (to the extent determined to be property of the Estates); and (c) rights under the Purchase Agreements and all proceeds of and interest accrued on such assets and other property.

1.38        Creditors Trust Beneficiary  means the holder of a Creditors Trust Interest in the Creditors Trust.

1.39        Creditors Trust Committee  means the committee established upon the Effective Date, to monitor and supervise the Creditors Trustee's administration of the Creditors Trust and to take such other actions as are set forth in the Plan, the Creditors Trust Agreement, and the Confirmation Order or as may be approved by the Bankruptcy Court.

1.40        Creditors Trust Interests  means a beneficial interest in the Creditors Trust, which represents the right to receive Distributions from the Creditors Trust under Section 5.2(e) of the Plan.

1.41        Creditors Trustee  means the trustee of the Creditors Trust, identified under this Plan and any successor to the trustee.

1.42        Daisytek Latin America  means Daisytek Latin America, Inc., a Florida corporation, and one of the jointly administered Debtors herein.

1.43        Debtors  mean Inc., Arlington, B.A. Pargh, Daisytek Latin America, DSI, International, Tapebargains, Tape, and Virtual Demand, as debtors and debtors in possession of their respective Estates.

1.44        Debtors in Possession  means the Debtors, when acting in their capacity as representatives of the Estates.

1.45        Disallowed Claim  means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed, or unliquidated and as to which no Proof of Claim has been Filed or deemed timely Filed by the applicable Bar Date, or (c) is not Scheduled and as to which no Proof of Claim has been Filed or deemed timely Filed by the applicable Bar Date.

1.46        Disclosure Statement  means the Disclosure Statement for the Joint Plan of Liquidation for the Debtors dated December 1, 2003, together with any supplements, amendments, or modifications thereto.

1.47        Disputed Claim  means a Claim, or any portion thereof, that is set forth in a filed Proof of Claim (a)(i) that has not been Scheduled, or (ii) has been Scheduled at zero or as contingent, unliquidated or disputed, (b) that differs in nature, amount or priority from the Bankruptcy Schedules, or (c) that is the subject of an objection Filed by the Debtor, the Committee, or the Creditors Trustee and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court; provided, however, that with respect to an Administrative Claim, “Disputed Claim” means an Administrative Claim that is not an Allowed Claim or a Disallowed Claim.

1.48        Disputed Claims Deposit  means the amount of Cash that a holder of a Disputed Claim would have received in connection with a distribution by the Creditors Trustee if such Claim had been an Allowed Claim as of the applicable Distribution Date in an amount that is the lesser of (a) its Face Amount, and (b) the amount estimated as allowable by the Bankruptcy Court; provided, however, that the amount of a Disputed Claim Deposit may be established by Bankruptcy Court Order.

1.49        Disputed Claims Reserve  means the segregated interest bearing account established and maintained by the Creditors Trustee in accordance with Section 12.3 of this Plan.

1.50        Distribution Date  means with respect to each Allowed Claim, the date specified in the Plan for distribution to particular Classes of Claims.

1.51        Distribution Reserve Accounts  shall mean the Disputed Claims Reserve, the Distribution Reserve and the Undeliverable Distribution Reserve established by the Creditors Trustee pursuant to this Plan.

1.52        Distribution Reserve  means the segregated interest bearing account maintained by the Creditors Trustee to pay unpaid (a) Allowed Administrative Claims and (b) Allowed Claims in Classes 1, 2, 3, 4, and 5 in accordance with Section 12.1 of this Plan.

1.53        Distributions  means a payment of Cash or an issuance of Creditors Trust Interest(s) to the holders of Allowed Claims pursuant to the Plan.

1.54        DSI  means Digital Storage, Inc., a Delaware corporation, and one of the jointly administered Debtors herein.

1.55        Effective Date  means the first Business Day which is ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a)) after the Confirmation Date, on which (a) the Confirmation Order is not stayed, and (b) all conditions precedent to the effectiveness of the Plan have been satisfied or waived as provided in Section 7.1 of this Plan.

1.56        Equity Interest  means the existing shares of capital stock of any of the Debtors.

1.57        Estates  means the estates created by Bankruptcy Code § 541 upon the commencement of the Cases under chapter 11 of the Bankruptcy Code with respect to each of the Debtors.

1.58        Face Amount  means (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the holder of such Claim in any Proof of Claim timely Filed or otherwise deemed timely Filed by a Final Order or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the Allowed Amount of such Claim.

1.59        Fee Application  means an application to the Bankruptcy Court for allowance of a Professional Fee Claim pursuant to Bankruptcy Code § 330 and Bankruptcy Rule 2016(a).

1.60        Filed  means filed with the Bankruptcy Court or, in the case of a Proof of Claim, with Bankruptcy Services, LLC.

1.61        Final Order  means an order or judgment (a) as to which time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition  for certiorari, or other proceeding for reargument or rehearing shall then be pending; or (b) in the event an appeal, writ of certiorari, or motion for reargument or rehearing has been filed or sought, such order or judgment shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari has been denied, or from which a motion for reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a Final Order solely because of the filing or pendency of a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure unless such motion shall have been filed within ten (10) days of the entry of the order or judgment at issue.

1.62        General Unsecured Claim  means a Claim that is not an Administrative Claim, Priority Claim, Secured Claim, or a Subordinated Claim.

1.63        Impaired  means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of Bankruptcy Code § 1124.

1.64        Inc.  means Daisytek, Incorporated, a Delaware corporation, and one of the jointly administered Debtors herein.

1.65        Initial Petition Date  means May 7, 2003, the date on which the Debtors, with the exception of International, commenced their Cases in the Bankruptcy Court.

1.66        International  means Daisytek International Corporation, a Delaware corporation, and one of the jointly administered Debtors herein.

1.67        Lien  means any charge against, or interest in, property to secure payment of a debt or performance of a Claim.

1.68        Marketed Assets  means the 'Marketed Assets' as defined in Article II hereof.

1.69        Operating Reserve  means the amount of Cash determined by the Creditors Trustee to be held in reserve for payment of ongoing operating expenses of the Creditors Trust as of the Effective Date and each applicable Available Cash Determination Date (including, without limitation, any actual or projected tax liabilities of, or assumed by, the Creditors Trust).

1.70        Order  means an order of the Bankruptcy Court.

1.71        Other Secured Claim  means a Secured Claim that is not a Bank Group Secured Claim.

1.72        Person  means any person or entity of any nature whatsoever, specifically including, but not limited to, an individual, firm, company, corporation, partnership, trust, governmental unit, joint venture, association, joint stock company, limited liability company, estate, unincorporated organization or other entity.

1.73        Plan  means this Joint Plan of Liquidation for the Debtors, as it may be amended or modified from time to time as permitted herein.

1.74        Plan Documents  means all documents, forms, lists, and agreements contemplated under the Plan to effectuate the terms and conditions hereof.

1.75        Plan Proponents  means the Debtors.

1.76        Plan Supplement  means the compilation of Plan Documents and any other documents, forms and lists as specified in the Plan and Disclosure Statement which will be filed with the Bankruptcy Court not later than three (3) Business Days prior to the commencement of the Confirmation Hearing.

1.77        Post-Confirmation Bar Date  means the thirtieth (30th) day after the Effective Date of the Plan.

1.78        Priority Claim  means a Claim, other than an Administrative Claim, that is entitled to priority under Bankruptcy Code § 507(a).

1.79        Professional  means any Person employed in the Cases pursuant to Bankruptcy Code §§ 327 or 1103.

1.80        Professional Fee Claim  means a Claim of a Professional for compensation for services rendered and/or reimbursement of costs and expenses incurred on and after the Petition Date and prior to and including the Effective Date.

1.81        Projected Expenses  means a projection prepared by the Creditors Trustee and approved by the Creditors Trust Committee of expenses of the Creditors Trust during the six (6) month period following the Effective Date and the applicable Available Cash Determination Date.

1.82        Proof of Claim  means a written statement setting forth a Creditor's Claim and conforming substantially to the appropriate official form.

1.83        Pro Rata  means the proportion that an Allowed Claim in a particular Class bears, respectively, to the aggregate amount of all Claims in such Class including Disputed Claims but not including Disallowed Claims.

1.84        Purchase Agreements  means the asset purchase agreements and stock purchase agreements entered into by certain Debtors with certain Buyers relating to the sale of the Marketed Assets and all related documents and agreements.

1.85        Scheduled  means, with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Bankruptcy Schedules.

1.86        Secured Claim  means (a) a Claim that is secured by a security interest in, or Lien upon, property, or the proceeds of the sale of such property, in which a Debtor has an interest, to the extent of the value, as of the Effective Date or such later date as is established by the Bankruptcy Court, of such interest or Lien as determined by a Final Order of the Bankruptcy Court pursuant to Bankruptcy Code § 506 or as otherwise agreed upon in writing by the Debtors or the Creditors Trustee and the holder of such Claim, or (b) a Setoff Claim.

1.87        Securities Act  means the Securities Act of 1933, as amended.

1.88        Setoff Claim  means a Claim of a holder that has a valid right of setoff with respect to such Claim which right is enforceable under Bankruptcy Code § 553 as determined by a Final Order or as otherwise agreed in writing by the Debtors or Creditors Trustee, to the extent of the amount subject to such right of setoff.

1.89        Subordinated Claim  means any Claim (a) arising in connection with the sale or purchase of a security of any of the Debtors, (b) arising from the sale by any of the Debtors of a security, (c) arising from a rescission of a purchase or sale of a security of any of the Debtors, (d) for reimbursement or contribution allowed under Bankruptcy Code § 502 on account of such Claim, (e) otherwise subordinated pursuant to Bankruptcy Code § 510 or (f) based on fines, penalties, forfeiture or for multiple, exemplary or punitive damages.

1.90        Subsequent Petition Date  means June 3, 2003, the date on which International commenced its Case in the Bankruptcy Court.

1.91        Substantial Consummation  means the accomplishment of the transactions required under Article VII of this Plan, in accordance with Bankruptcy Code § 1101(2).

1.92        Tape  means T.T.C. Liquidation, Inc., formerly known as The Tape Company, a Delaware corporation, and one of the jointly administered Debtors herein.

1.93        Tapebargains  means Tapebargains.com, Inc., a Delaware corporation, and one of the jointly administered Debtors herein.

1.94        Undeliverable or Unclaimed Distribution  means distributions by the Creditors Trustee pursuant to this Plan that are either (a) attributable to holders of Allowed Claims that have failed to prepare, execute and return to the Creditors Trustee an Internal Revenue Service Form W-9 if so requested by the Creditors Trustee, or (b) returned to the Creditors Trustee as undeliverable or otherwise unclaimed.

1.95        Undeliverable Distribution Reserve  means a segregated interest bearing account to be established by the Creditors Trustee in accordance with Section 12.2 of this Plan.

1.96        Unimpaired  means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is not impaired within the meaning of Bankruptcy Code § 1124.

1.97        U.S. Trustee Fees  means fees payable under 28 U.S.C. § 1930.

1.98        Virtual Demand  means Virtual Demand, Inc., a Delaware corporation, and one of the jointly administered Debtors herein.

1.99        Voting Deadline  means the date and time, as fixed by an Order of the Bankruptcy Court and set forth in the Disclosure Statement, by which all Ballots to accept or reject the Plan must be received in order to be counted.

ARTICLE II

BACKGROUND AND PLAN SUMMARY

Each of the Debtors is a direct or indirect subsidiary of International, a corporation that was founded in 1977 as a computer supplies reseller in Richardson, Texas.  International is a holding company that, by and through the other Debtors and certain direct and indirect foreign subsidiaries, was a leading global distributor of (a) computer supplies, and (b) professional tape products.  As of the Initial Petition Date, International's stock was quoted on the Nasdaq under the ticker symbol “DZTK.”

International's primary domestic operating subsidiary was Inc., which in turn owned Arlington, DSI, and Tape.  As of the Initial Petition Date, International's primary foreign operating subsidiary was ISA International PLC (“ISA”), and Inc.'s primary foreign operating subsidiaries were Etertin S.A. (“Daisytek Argentina”), Daisytek Australia Pty Ltd. (“Daisytek Australia”), Daisytek (Canada) Inc. (“Daisytek Canada”), and Daisytek de Mexico, S.A. de C.V. (“Daisytek Mexico”).

On the Initial Petition Date, each of the Debtors, with the exception of International, filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.  On the Subsequent Petition Date, International filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.  On May 16, 2003, ISA and Daisytek Australia each appointed PricewaterhouseCoopers as their voluntary administrators under the insolvency laws of the United Kingdom and Australia, respectively, to assume the day-to-day management of their respective operations.  None of Daisytek Argentina, Daisytek Canada or Daisytek Mexico are debtors in these Cases or subject to proceedings under foreign insolvency laws.

Prior to the Initial Petition Date, the Debtors determined, in the exercise of their business judgment, that it was in their best interests, and that of their creditors, to wind down the operations of Inc. and Daisytek Latin America.  By May 2003, the Debtors had completed the wind down of Daisytek Latin America.  The Debtors continue to wind down Inc. by, inter alia, reducing Inc.'s workforce, rejecting unexpired leases and executory contracts, liquidating inventory, and collecting accounts receivable.  Pursuant to Orders of the Bankruptcy Court, the funds generated by the wind down of Inc. have been used to (a) reduce the balance outstanding under the Bank Group Credit Agreement; and (b) fund the Debtors' operations during the pendency of these Cases.

After the commencement of the Cases, the Debtors, in consultation with the Bank Group and the Committee, determined that the sale of (a) the assets of Arlington, DSI, and Tape on a going concern basis; (b) certain intellectual property assets of Inc.; and (c) the capital stock of Daisytek Argentina, Daisytek Canada, and Daisytek Mexico (collectively, the “Marketed Assets”) would be in the best interests of the Debtors' Estates and Creditors.  As a result, after the Debtors marketed the assets of DSI, identified a potential purchaser of such assets, and auctioned such assets, on June 25, 2003, the Court entered an Order approving the sale of the assets of DSI.  In conjunction with the sale of the remaining Marketed Assets, on July 7, 2003, the Court approved the retention of Houlihan Lokey Howard & Zukin Capital Group (“HLHZ”) to, inter alia, seek potential purchasers of the remaining Marketed Assets.  Soon thereafter, the Debtors identified several parties interested in purchasing the remaining Marketed Assets.  After conducting a sales process for and auctions of the remaining Marketed Assets, the Debtors sought, and the Court approved, the sale of each of the remaining Marketed Assets.  Each of the sales of the Marketed Assets, which are summarized in the following table, has closed and funded:

Assets Sold	Date of Order Approving Sale	Buyer
Substantially All of the Assets of DSI	June 25, 2003	Dexxon Digital Storage, Inc.
Substantially All of the Assets of Arlington	August 29, 2003	Carolina Wholesale Office Machine Company
Certain of the Intellectual Property Assets of Inc.	August 29, 2003	United Stationers Supply Co.
Substantially All of the Assets of Tape	August 29, 2003	Discount Media Products, LLC
Capital Stock of Daisytek Canada	August 29, 2003	EMJ Data Systems, Ltd.
Capital Stock of Daisytek Argentina	September 12, 2003	Jorge A. Duoba, Federico J. Suner, Diego D. Verdejo, Shamai Idachkin, and Christian Gross
Capital Stock of Daisytek Mexico	September 12, 2003	Tonivisa Inc. S.A. de C.V.

Pursuant to Orders of the Bankruptcy Court, a substantial portion of the proceeds from the sale of the Marketed Assets have been used to pay off, on a provisional basis, the balance outstanding under the Bank Group Credit Agreement.

The Plan is a liquidating plan proposed by the Debtors that provides for Distributions in accordance with the priorities set forth in the Bankruptcy Code.  For purposes of Distributions under the Plan, the Cases shall be deemed to be one consolidated case as of the Effective Date.  Under the Plan, the Creditors Trust Assets, which include, but are not limited to, the remaining Cash proceeds from the sale of the Marketed Assets, Inc.'s remaining accounts receivable, amounts payable under certain holdbacks from Buyers of certain of the Marketed Assets, Avoidance Actions and other Causes of Action, shall be transferred to the Creditors Trust.  The Creditors Trust Assets first shall be used to pay holders of unpaid Administrative Claims, Professional Fee Claims, Priority Claims, and claims relating to U.S. Trustee Fees.

Holders of Allowed General Unsecured Claims shall receive a Pro Rata share of the Creditors Trust Interests.  The Creditors Trustee shall liquidate the remaining Creditors Trust Assets, as necessary, and make Pro Rata distributions of Cash to holders of Creditors Trust Interests (i.e. holders of Allowed General Unsecured Claims) from time to time in such amounts as provided in the Plan.  Each holder of an Allowed Convenience Claim and those holders of Allowed General Unsecured Claims electing to be treated as holders of Convenience Claims shall receive            % of the amount of the holder's Allowed Claim in one Cash payment subject to the cap provided herein.

Under the Plan, holders of Subordinated Claims and Equity Interests in the Debtors shall not be entitled to receive any Distributions or retain any property on account of their Subordinated Claims and Equity Interests against or in any of the Debtors.

ARTICLE III

TREATMENT OF ADMINISTRATIVE CLAIMS

3.1          Treatment.  Except as otherwise provided herein, the holder of an Administrative Claim shall be paid from Creditors Trust Assets by the Creditors Trustee either (a) the amount of such holder's Allowed Claim in one Cash payment on the later of (i) the Effective Date (or as soon as reasonably practicable thereafter), or (ii) fifteen (15) Business Days following the date such Claim is allowed by Final Order, or (b) such other less favorable treatment that may be agreed upon in writing by the Creditors Trustee and such holder.

3.2          General Administrative Claims.  Each holder of an Administrative Claim, except as otherwise set forth in this Article III, arising on or before the Confirmation Date, shall be required to file with the Bankruptcy Court, and to serve upon all parties required to receive notice, an application for allowance of such Administrative Claim on or before the Post-Confirmation Bar Date or be forever barred and discharged from doing so.  An Administrative Claim with respect to which an application has been filed properly and timely pursuant to this Section 3.2 shall be treated and paid as an

Administrative Claim only to the extent allowed by Final Order; provided, however, that holders of Administrative Claims incurred and paid by any Debtor in the ordinary course during the Cases shall be deemed Allowed Claims and shall not be required to submit applications for approval of Administrative Claims.  Notwithstanding the foregoing, to the extent any such Administrative Claim has been assumed by a Buyer, the holder of such Administrative Claim shall look solely to the Buyer and shall receive nothing from the Debtors, the Estates or the Creditors Trust.

3.3          Professional Fee Claims.  Each Professional Person whose retention with respect to the Debtors' Cases has been approved by the Bankruptcy Court and who holds or asserts an Administrative Claim that is a Professional Fee Claim shall be required to file with the Bankruptcy Court, and to serve on all parties required to receive notice, a final Fee Application on or before the Post-Confirmation Bar Date.  The failure to file timely the Fee Application shall result in the Professional Fee Claim being forever barred and discharged.  A Professional Fee Claim with respect to which a Fee Application has been properly and timely filed pursuant to this Section 3.3 of the Plan shall be treated and paid as an Administrative Claim only to the extent allowed by Final Order.  No Professional Fee Claims shall be allowed on account of any services rendered by a Professional Person whose retention with respect to the Cases has not been approved by the Bankruptcy Court.

3.4          U.S. Trustee Fees.  All U.S. Trustee Fees shall be paid in Cash in full on and after the Effective Date (or as soon as reasonably practicable thereafter) from Creditors Trust Assets by the Creditors Trustee.

ARTICLE IV

DESIGNATION OF CLASSES

OF CLAIMS AND INTERESTS

4.1          Introduction.  In accordance with Bankruptcy Code § 1123(a)(1), all Claims and Equity Interests (except for Administrative Claims) are placed in the Classes described below for all purposes, including voting on, confirmation of, and Distributions under the Plan.  Administrative Claims have not been classified.

A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes only to the extent the other portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or assumed by a Buyer or otherwise settled prior to the Effective Date.

4.2          Summary of Classification.  The Debtors have determined that the Plan should provide for the substantive consolidation of the assets and liabilities of the jointly administered Debtors; and accordingly, the Claims against, and Equity Interests in, the Debtors are classified as follows:

Class No.	Class Description	Status	Voting Rights
Class 1	Allowed Priority Claims	Unimpaired	Not entitled to Vote
Class 2	Allowed Bank Group Secured Claim	Unimpaired	Not Entitled to Vote
Class 3	Allowed Other Secured Claims	Unimpaired	Not Entitled to Vote
Class 4	Allowed Convenience Claims	Impaired	Entitled to Vote
Class 5	Allowed General Unsecured Claims	Impaired	Entitled to Vote
Class 6	Allowed Subordinated Claims	Impaired	Not Entitled to Vote
Class 7	Allowed Equity Interests	Impaired	Not Entitled to Vote

4.3          Specific Classification.

(a)           Class 1.  Class 1 consists of all Allowed Priority Claims against any of the Debtors.

(b)           Class 2.  Class 2 consists of the Allowed Bank Group Secured Claim against the Debtors.

(c)           Class 3.  Class 3 consists of all Allowed Other Secured Claims against any of the Debtors, to the extent of the value of the Collateral securing each such Allowed Other Secured Claim.

(d)           Class 4.  Class 4 consists of all Allowed Convenience Claims against any of the Debtors.

(e)           Class 5.  Class 5 consists of all Allowed General Unsecured Claims against any of the Debtors.

(f)            Class 6.  Class 6 consists of all Subordinated Claims against any of the Debtors.

(g)           Class 7.  Class 7 consists of all Equity Interests in any of the Debtors.

ARTICLE V

PROVISIONS FOR SATISFACTION

OF CLAIMS AND INTERESTS

5.1          Introduction.  The Claims and Interests as classified in Article IV shall be treated and satisfied in the manner set forth in this Article V.

5.2          Treatment of Classified Claims and Interests.

(a)           Class 1.  Each holder of an Allowed Priority Claim shall be paid from Creditors Trust Assets by the Creditors Trustee either (i) the amount of such holder's Allowed Priority Claim in one Cash payment on the later of (1) the Effective Date (or as soon as reasonably practicable thereafter) and (2) fifteen (15) Business Days following the date such Claim is allowed by Final Order or (ii) such other less favorable treatment that may be agreed upon in writing by the Creditors Trustee and such holder.  Notwithstanding the foregoing, to the extent any such Allowed Priority Claim has been assumed by a Buyer, the holder of such Priority Claim shall look solely to such Buyer and shall receive nothing from the Debtors, the Estates or Creditors Trust.

(b)           Class 2.  Pursuant to the various Orders previously entered in the Cases, the Bank Group Secured Claim has been provisionally paid in full, including all fees, costs, charges, and interest at the default interest rate subject to the resolution of the Bank Group Adversary Proceeding.  After the conclusion or resolution of the Bank Group Adversary Proceeding, the Allowed Bank Group Secured Claim, as determined by Final Order of the Bankruptcy Court entered in the Bank Group Adversary Proceeding, shall be fully and finally satisfied for all purposes subject to any disgorgement as may be provided in such Final Order.

(c)           Class 3.  Each holder of an Allowed Other Secured Claim, which excludes the Bank Group Secured Claim, shall be treated as a separate Class and, at the sole option of the Creditors Trustee, such holder shall (i) be paid the amount of such holder's Allowed Secured Claim in one Cash payment on the later of (1) the Effective Date (or as soon as reasonably practicable thereafter) or (2) fifteen (15) Business Days following the date such Claim becomes an Allowed Other Secured Claim by Final Order or (ii) receive such holder's Collateral.  Alternatively, any holder of an Allowed Other Secured Claim against the Debtors may agree to a less favorable treatment with the Creditors Trustee.  If the Creditors Trustee exercises its option under subsections (i) or (ii) above, upon the receipt of such Cash or Collateral, the respective holder of such Allowed Other Secured Claim shall cause to be released any Liens, security interests, or other encumbrances securing the repayment of any and all Claims held by it against any of the Debtors.  The Creditors Trustee, at its option, may initiate litigation seeking a determination of the amount, extent, validity and priority of any Liens securing any Class 3 Other Secured Claim and the extent to which any Creditors Trust Asset is subject to such Lien.  Notwithstanding the foregoing, to the extent any such Allowed Other Secured Claim has been assumed by a Buyer, the holder of such Other Secured

Claim shall look solely to such Buyer for payment and shall receive nothing from the Debtors, the Estates or the Creditors Trust.

(d)           Class 4.  Distributions.  (i) Each holder of an Allowed Convenience Claim shall be paid, subject to the following paragraph, either (1)      % of the amount of such holder's Allowed Claim in one Cash payment on the later of (A) the Effective Date (or as soon as reasonably practicable thereafter) or (B) fifteen (15) Business Days following the date such Claim becomes an Allowed Claim by Final Order or (2) such other less favorable treatment that may be agreed upon in writing by the Creditors Trustee and such holder.  Notwithstanding the foregoing, to the extent any such Allowed Convenience Claim has been assumed by a Buyer, the holder of such Claim shall look solely to such Buyer for payment and shall receive nothing from the Debtors, the Estates, or the Creditors Trust.

(ii)            Election to be Treated as Convenience Claim.  By checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Unsecured Claim in an amount greater than $          may elect to reduce the amount of such holder's Allowed Unsecured Claim to $          and to receive treatment as an Allowed Convenience Claim.  Such an election shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed Unsecured Claim in excess of $         , and the holder of such Allowed Convenience Claim shall be deemed to have released the Debtors, Estates, the Creditors Trustee, the Creditors Trust, and Creditors Trust Assets from any and all liability for such excess amount.  The holder of an Allowed General Unsecured Claim that timely elects to reduce the amount of its Allowed Claim shall be deemed to be the holder of an Allowed Convenience Claim for classification, voting, and all other purposes under this Plan.

(e)           Class 5.  Each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of: (i) the Creditors Trust Interests on the later of (1) the Effective Date or (2) the date such Claim becomes an Allowed Claim by Final Order; and (ii) Distributions of Available Cash on account of such Creditors Trust Interest as provided in Sections 11.1, 11.2, and 11.3 of the Plan, subject to other applicable terms of this Plan and the Creditors Trust Agreement.  Notwithstanding the foregoing, to the extent any such Allowed General Unsecured Claim has been assumed by a Buyer, the holder of such Claim shall look solely to the Buyer for payment and shall receive nothing from the Debtors, the Estates or the Creditors Trust.

(f)            Class 6.  Holders of Subordinated Claims shall not be entitled to receive any Distributions or retain any property under this Plan or from the Creditors Trust on account of such Claims.

(g)           Class 7.  On the Effective Date, each then-issued and outstanding Equity Interest in any of the Debtors shall be deemed cancelled and extinguished.  No holder of an Equity Interest in any of the Debtors shall be entitled to receive any Distribution or retain any property on account of its Equity Interest in any of the Debtors under this Plan or from the Creditors Trust.

5.3          Designation of Impaired and Unimpaired Classes

(a)           Impaired Classes of Claims.  Classes 4 and 5 Claims are Impaired, and therefore, holders of Classes 4 and 5 Claims are entitled to cast Ballots with respect to the Plan.  Class 6 Claims are also Impaired.  Because members of Class 6 are not entitled to receive or retain any property under the Plan, such members of Class 6 are deemed to have rejected the Plan and therefore the members of Class 6 are not entitled to cast Ballots with respect to the Plan.

(b)           Impaired Classes of Equity Interests.  Class 7 Equity Interests are Impaired.  Because the members of Class 7 are not entitled to receive or retain any property under the Plan, such members of Class 7 are deemed to have rejected the Plan; and therefore, the members of Class 7 are not entitled to cast Ballots with respect to the Plan.

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

6.1          Classes Entitled to Vote.  Each Impaired Class of Claims that will receive or retain property or any interest in property under the Plan (i.e. Classes 4 and 5) shall be entitled to vote to accept or reject the Plan.

6.2          Acceptance by Impaired Classes of Claims.  An Impaired Class of Claims shall have accepted the Plan if (a) the holders (other than any holder designated under Bankruptcy Code § 1126(e)) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under Bankruptcy Code § 1126(e)) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

6.3          Cramdown.  The Debtors hereby request Confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code § 1129(b).  The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to Bankruptcy Code § 1129(b) requires modification or for any other reason in its discretion.

ARTICLE VII

MEANS FOR IMPLE MENTATION OF THE PLAN

7.1          Conditions Precedent to The Effective Date.  Each of the following events shall occur on or before the Effective Date; provided however, the Debtors, with the consent of the Committee, may waive any or all of the following events, whereupon the Effective Date shall occur without further action by any Person:

(a)           the Confirmation Order shall have been entered by the Bankruptcy Court and shall not be subject to a stay;

(b)           the Cash held by the Estates is in an amount of not less than $                           or such lesser amount as the Debtors and the Committee may agree in writing;

(c)           the Creditors Trustee shall be appointed by the Committee;

(d)           the Creditors Trust Assets shall be transferred to the Creditors Trust;

(e)           the Bankruptcy Court shall have determined that the Creditors Trustee is duly authorized to take the actions contemplated in the Plan and the Creditors Trust Agreement which approval and authorization may be set forth in the Confirmation Order;

(f)            the Creditors Trust Agreement shall be executed and the Creditors Trust shall be established and become effective; and

(g)           all other agreements contemplated by, or entered into pursuant to, the Plan and all documents required to be filed with the Plan Supplement, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

7.2          Substantive Consolidation.

(a)           Effect of Substantive Consolidation.  For purposes of voting, confirmation, and Distributions under this Plan, the Cases shall be deemed to be one consolidated case as of the Effective Date.  All property of each of the Debtor's Estates shall be deemed to be property of a consolidated entity consisting of all of the Debtor's Estates.  Each Claim against any of the Debtors will be deemed to be a Claim against a consolidated entity consisting of all of the Debtors, and any Proof of Claim filed against one or more of the Debtors will be deemed to have been filed against the consolidated entity.  All intercompany Claims by and among the Debtors will be eliminated.  All guarantees by one of the Debtors in favor of any of the other Debtors will be eliminated, and all guarantees executed by any of the Debtors in favor of a Creditor will be deemed to be a single obligation.  For purposes of determining the availability of the right of setoff under Bankruptcy Code § 553, the Debtors shall be treated as one entity so that, subject to the other provisions of Bankruptcy Code § 553 and this Plan, debts due to any of the Debtors may be set off against the debts of any of the Debtors.  Substantive consolidation shall have no effect on valid, enforceable, and unavoidable Liens, including the Liens of the Bank Group, except for Liens that secure a Claim that is eliminated by virtue of substantive consolidation and Liens against Collateral that ceases to exist by virtue of substantive consolidation.  Substantive consolidation shall not (i) create a Claim in a Class different from the Class in which a Claim would have been placed in the absence of substantive consolidation; (ii) change the priority or nature of a Claim in a manner different from the priority or nature of such Claim in the absence of substantive consolidation; (iii) affect each Debtors' separate corporate existence or independent ownership of property for any purposes other than for the purpose of making Distributions under the Plan; or (iv) affect any Causes of Action, including Avoidance Actions, of each of the Debtors.

(b)           Approval of Substantive Consolidation.  Unless the Bankruptcy Court has approved the substantive consolidation of the Cases by a prior Order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Cases.  The Plan shall be conclusively deemed to be adequate notice that the Debtors seek the substantive consolidation of the Cases, and no further notice shall be given prior to the presentation of the Confirmation Order.  Any objections to substantive consolidation must be made as an objection to Confirmation of the Plan to be heard at the Confirmation Hearing.  If no objection to substantive consolidation is timely Filed and served by any holder of an Impaired Claim affected by the Plan as provided herein on or before the Voting Deadline in accordance with Bankruptcy Code § 1126, or such other date as may be established by the Bankruptcy Court, the Order (which may be the Confirmation Order) that substantively consolidates the Cases may be entered by the Bankruptcy Court.  If any such objections are filed and served timely, a hearing with respect to the substantive consolidation of the Cases, and the objections thereto, shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

7.3          Creation of the Creditors Trust.  On the Effective Date, the Creditors Trust shall be formed pursuant to this Plan and the Creditors Trust Agreement (a form of which will be filed in the Plan Supplement) and the Creditors Trust Assets shall be transferred to and vest in the Creditors Trust pursuant to the terms of the Creditors Trust Agreement.  In accordance with this Plan and the Creditors Trust Agreement, the Creditors Trustee shall (a) pay or provide for payments required by the Plan to be made to holders of Allowed Administrative Claims, Allowed Professional Fee Claims, and U.S. Trustee Fees and to holders of Allowed Claims in Classes 1, 2, 3 and 4 and (b) distribute any remaining Creditors Trust Assets to the holders of Allowed Claims in Class 5.

7.4          Plan is Motion to Transfer Creditors Trust Assets.  This Plan shall be considered a motion pursuant to Bankruptcy Code §§ 363(b) and (f) and 365 to transfer any and all Creditors Trust Assets as of the Effective Date to the Creditors Trust free and clear of Liens, Claims and encumbrances, except as otherwise provided in this Plan.  Any objections to such transfer must be made as an objection to Confirmation of the Plan to be heard at the Confirmation Hearing. After the Effective Date, the Creditors Trustee may present an Order or Orders to the Bankruptcy Court, suitable for filing in the records of every county or governmental agency where property of the Debtors is located, which provide that such property is conveyed to the Creditors Trust free and clear of all Liens, Claims, and encumbrances. The Order or Orders may designate all Liens, Claims, and encumbrances which appear of record and/or from which the property is being transferred free and clear. The Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, or encumbrance is being extinguished, and no notice, other than by the Plan, shall be given prior to the presentation of such Order.  Any Person having a Lien, Claim, or encumbrance against any Creditors Trust Assets shall be conclusively deemed to have consented to the transfer of such Property to the Creditors Trust free and clear of such Lien, Claim, or encumbrance by failing to object to confirmation of this Plan.

7.5          Corporate Authority.  All actions and transactions contemplated under the Plan, including, but not limited to, any certificates, agreements or other documents to be executed in connection with the conveyance of all of the Creditors Trust Assets to the Creditors Trust, shall be authorized upon Confirmation of the Plan without the need of further approvals, notices or meetings of the Debtors' boards of directors or stockholders, other than the notice provided by serving this Plan on (a) all known holders of Claims and (b) all current directors of each of the Debtors. The Confirmation Order shall include provisions dispensing with the need of further approvals, notices or meetings of any Debtor's board of directors or holders of Equity Interests and authorizing and directing any officer of each respective Debtor to execute any document, certificate or agreement necessary to effectuate the Plan on behalf of such Debtor, which documents, certificates and agreements shall be binding on the Debtors, the Creditors and all Equity Interest holders.  The Creditors Trustee is vested with authority to take any action on behalf of the Debtors that would otherwise require the approval of shareholders, board of directors, or officers of any of the Debtors.  From and after the Effective Date, the existing board of directors and/or officers of each of the Debtors shall have no further duties or responsibilities with respect to the applicable Debtor or the Creditors Trust.  Following the Effective Date, the Creditors Trustee may effectuate the dissolution of each of the Debtors in accordance with applicable state law and in the manner most tax efficient for the Creditors Trust.

7.6          Issuance of Creditors Trust Interests.  It is an integral and essential element of the Plan that the issuance of the Creditors Trust Interests pursuant to the Plan shall be exempt from registration under the Securities Act, and similar state laws pursuant to Bankruptcy Code § 1145.  The Confirmation Order shall include a finding and conclusion, binding upon all parties to the Cases, the Creditors Trustee, the Securities Exchange Commission and all other federal and state regulatory enforcement agencies, to the effect that such offer and issuance fall within the exemption(s) from registration under the Securities Act pursuant to Bankruptcy Code § 1145.  In lieu of certificates evidencing the Creditors Trust Interests, the Creditors Trustee shall maintain a register of the names, addresses, and interest percentages of the Creditors Trust Beneficiaries based upon the provisions of the Plan which designate the Persons who are entitled to receive beneficial interests in the Creditors Trust.  On information and belief, no Person qualifies as an “underwriter” as that term is defined in Bankruptcy Code § 1145(b).  Accordingly, the § 1145 exemption applies to the Creditors Trust Interests.  If applicable, the Creditors Trustee shall provide a legend on any certificate issued with respect to the Creditors Trust Interests that states that such interests were not registered under the Securities Act pursuant to the § 1145 exemption.  The Creditors Trust Interests may not be sold, or otherwise disposed of, or offered for sale unless registration statements under such acts with respect to such

Creditors Trust Interests are then in effect or exemptions from the registration statements of such acts are then applicable to such offer or sale.

7.7          Cancellation of Existing Interests.  On the Effective Date, all Equity Interests in the Debtors shall be terminated and extinguished and the certificates that previously evidenced ownership of the existing Equity Interests shall be deemed cancelled (all without further action by any Person or the Bankruptcy Court) and shall be null and void and such certificates shall evidence no rights or interests in any of the Debtors.

7.8          Amendment of Debtors' Articles and By-Laws.  On the Effective Date, each of the Debtors' articles of incorporation and by-laws shall be amended and all necessary corporate action will be taken to:

(a)           prohibit the issuance of non-voting equity securities, and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends;

(b)           provide for the cancellation of all issued and outstanding capital stock of each of the Debtors, including without limitation, all Equity Interests in such Debtor;

(c)           provide for the issuance of one share of common stock in each of the Debtors to the Creditors Trust, representing 100% of all issued and outstanding common stock of each of the Debtors;

(d)           provide for the termination of all officers and directors of the Debtors, effective as of the day after the Effective Date; and

(e)           provide for the election and appointment of the Creditors Trustee as the sole officer and director of each of the Debtors, effective as of the day after the Effective Date.

ARTICLE VIII

THE CREDITORS TRUST AND THE CREDITORS TRUSTEE

8.1          The Creditors Trust.  The Creditors Trust is created for the purpose of liquidating the Creditors Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d) and making Distributions to certain holders of Allowed Claims, and the Creditors Trust is not otherwise authorized to engage in any trade or business.  The beneficiaries of the Creditors Trust, who will be treated as the grantors and deemed owners, are the holders of Allowed Claims in Class 5.  The Creditors Trustee shall file federal income tax returns for the Creditors Trust as a grantor trust pursuant to § 1.671-1(a) of the Federal Income Tax Regulations.

8.2          Funding of Res of Trust.  To fund the Creditors Trust, by operation of the Confirmation Order, the Creditors Trustee shall be in possession of, and have title to, all the Creditors Trust Assets as of the Effective Date.  The Creditors Trustee shall be substituted as the plaintiff in all lawsuits pending in which any of the Debtors or the Committee is the plaintiff as of the Effective Date. The conveyances of all Creditors Trust Assets shall be accomplished pursuant to this Plan and the Confirmation Order and shall be effective upon the Effective Date, without the need of further documentation or instruments of conveyance, other than the Plan and the Confirmation Order.  Upon the Effective Date, the Creditors Trust shall also be deemed to have taken (a) an assignment of all Causes of Action against third parties for obligations or claims existing on or created by virtue of the Effective Date, unless expressly released herein, (b) assignments of bank accounts containing Cash in the possession of the Debtors and the Estates, and (c) an assignment, bill of sale, deed and/or release covering all other Creditors Trust Assets. The Creditors Trust shall hold the Creditors Trust Assets free and clear of any Liens, Claims, encumbrances, or interests in such property of any other Person except as provided in the Plan.  The Creditors Trustee may present such Orders to the Bankruptcy Court as may be necessary to require third parties to accept and acknowledge such conveyance to the Creditors Trust. Such Orders may be presented without further notice other than as has been given in this Plan.  The transfer and assignment of the Creditors Trust Assets to the Creditors Trust on the Effective Date shall be made pursuant to the terms of this Plan and to the fullest extent permitted by law, shall be exempt from all stamp taxes and similar taxes within the meaning of Bankruptcy Code § 1146(c).

For all federal income tax purposes, all Persons (including, without limitation, the Debtors, the Creditors Trustee, the Creditors Trust Committee, and the holders of Allowed and Disputed Claims) shall treat the transfer of the Creditors Trust Assets to the Creditors Trust, in accordance with the terms of the Plan, as a transfer to the holders of Allowed Class 5 Claims (and in respect of any Disputed claims in Class 5, to the Creditors Trust Committee on behalf of such Claims) followed by a transfer by such holders to the Creditors Trust (and in respect of any Disputed Claims in Class 5, by the Creditors Trust Committee to the Disputed Claim Reserve), and the Creditors Trust Beneficiaries (or the Disputed Claims Reserve) will be treated as the grantors and owners thereof.

8.3          The Creditors Trustee.  The Creditors Trustee shall retain and have all the rights, powers and duties necessary to carry out its responsibilities under the Plan and Creditors Trust Agreement, and as otherwise provided in the Confirmation Order. The Creditors Trustee shall be the exclusive trustee of the Creditors Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code § 1123(b)(3)(B).  Subject to the Bankruptcy Court's approval and appointment of the selection of the Creditors Trustee at the Confirmation Hearing, a Person to be designated by the Committee in the Plan Supplement shall initially serve as the Creditors Trustee. Matters relating to the appointment, removal and resignation of the Creditors Trustee and the appointment of any successor Creditors Trustee shall be set forth in the Creditors Trust Agreement; provided that the Creditors Trust Agreement shall authorize the Creditors

Trust Committee, in its sole discretion, to remove the Creditors Trustee at any time.  The Creditors Trustee shall be required to perform its duties as set forth in this Plan and the Creditors Trust Agreement.

8.4          Retention of Professionals.  The Creditors Trustee shall have the right to retain the services of attorneys, accountants, and other agents that, in the discretion of the Creditors Trustee, are necessary to assist the Creditors Trustee in the performance of its duties.  The reasonable fees and expenses of such Professionals shall be paid by the Creditors Trust upon the monthly submission of statements to the Creditors Trustee.  The payment of the reasonable fees and expenses of the Creditors Trustee's retained Professionals shall be made in the ordinary course of business from the Creditors Trust and shall not be subject to the approval of the Bankruptcy Court.  Professionals of the Debtors and the Committee in these Cases shall be eligible for retention by the Creditors Trustee.

8.5          Compensation of the Creditors Trustee.  The Creditors Trustee's compensation, on a post-Effective Date basis, shall be determined by the Committee and disclosed in the Plan Supplement. The payment of the fees of the Creditors Trustee and any Professionals retained by the Creditors Trustee shall be made in accordance with the Creditors Trust Agreement.

8.6          Creditors Trust Expenses.  Subject to the provisions of the Creditors Trust Agreement, all costs, expenses and obligations incurred by the Creditors Trustee  in administering this Plan, the Creditors Trust or in any manner connected, incidental or related thereto, in effecting distributions from the Creditors Trust hereunder (including the reimbursement of reasonable expenses) shall be a charge against the Creditors Trust Assets remaining from time to time in the hands of the Creditors Trustee. Such expenses shall be paid as they are incurred without the need for Bankruptcy Court approval.

8.7          Liability; Indemnification.  Neither the Creditors Trustee, nor any of its Professionals, nor any duly designated agent or representative of the Creditors Trustee, or their respective employees, shall be liable for the act or omission of any other designee, agent or representative of the Creditors Trustee, other than acts or omissions resulting from such Person's willful misconduct, gross negligence or fraud.  The Creditors Trustee may, in connection with the performance of its functions, and in its sole absolute discretion, consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Professionals.  Notwithstanding such authority, the Creditors Trustee shall be under no obligation to consult with attorneys, accountants or its agents, and its determination to not do so should not result in imposition of liability on the Creditors Trustee unless such determination is based on willful misconduct, gross negligence or fraud.  The Creditors Trust shall indemnify and hold harmless the Creditors Trustee and its agents, representatives, Professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys' fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Creditors Trust or the implementation or administration of the Plan; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

8.8          Preservation of Rights of Action; Settlement of Litigation Claims.

(a)           Preservation of Rights of Action.  The Creditors Trustee shall be appointed representative of the Estates for the benefit of holders of Allowed Class 5 Claims and, except as otherwise ordered by the Bankruptcy Court and subject to any releases in the Plan, shall retain all Causes of Action, and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Causes of Action.  Except as otherwise ordered by the Bankruptcy Court, the Creditors Trustee shall be vested with authority and standing to prosecute any Causes of Action.  The Causes of Action retained by the Creditors Trustee shall include, without limitation, any Avoidance Actions and any other Causes of Action or potential Causes of Action identified in the Disclosure Statement.  The Debtors, their existing and former directors, existing and former officers, attorneys and other professional advisors shall have no liability for pursuing or failing to pursue any such Causes of Action vested in the Creditors Trust.

(b)           Settlement of Litigation Claims and Disputed Claims.  At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, the Debtors, with the consent of the Committee, may settle some or all of the Causes of Action or the Disputed Claims subject to obtaining any necessary Bankruptcy Court approval.

8.9          Termination.

The duties, responsibilities and powers of the Creditors Trustee shall terminate after all Creditors Trust Assets, including Causes of Action transferred and assigned to the Creditors Trust or involving the Creditors Trustee on behalf of the Creditors Trust are fully resolved, abandoned or liquidated and the Available Cash has been distributed in accordance with this Plan and the Creditors Trust Agreement.  The Creditors Trust shall terminate no later than three (3) years from the Effective Date.  However, if warranted by the facts and circumstances provided for in the Plan, and subject to the approval of the Bankruptcy Court upon a finding that an extension is necessary for the purpose of the Creditors Trust, the term of the Creditors Trust may be extended, one or more times (not to exceed a total of four (4) total extensions, unless the Creditors Trustee receives a favorable ruling form the Internal Revenue Service that any further extension would not adversely affect the status of the Creditors Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed six (6) months, based on the particular circumstances at issue.  Each such extension must be approved by the Bankruptcy Court within two (2) months prior to the beginning of the extended term with notice thereof to all of the unpaid beneficiaries of the Creditors Trust.  Upon the occurrence of the termination of the Creditors Trust, the Creditors Trustee shall file with the Bankruptcy Court a report thereof, seeking an order discharging the Creditors Trustee.

8.10        Management of the Debtors Post-Effective Date.  The Creditors Trustee, as the sole officer and director of each of the Debtors after the Effective Date, may, if the Creditors Trustee deems it necessary or otherwise appropriate, undertake all action necessary to:

(a)           maintain the separate corporate existence of each of the Debtors, or determine that each of the Debtors should be dissolved pursuant to state law and undertake any action to implement such dissolution;

(b)           ensure each of the Debtors is and remains in good standing and in compliance with applicable federal, state and local laws;

(c)           file any federal, state and local tax returns and provide for payment of any taxes related thereto; and

(d)           otherwise cause each of the Debtors to comply with its obligations and duties under the Plan.

ARTICLE IX

COMMITTEE AND CREDITORS TRUST COMMITTEE

9.1          Dissolution of Committee.  The Committee shall continue in existence through the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code § 1103.  Unless otherwise ordered by the Bankruptcy Court, on the Effective Date, (a) the Committee shall be dissolved and its members shall be released of all their duties, responsibilities and obligations in connection with the Cases, the Plan and the implementation of the same; and (b) the retention or employment of the Committee's Professionals and other agents shall terminate.

9.2          Creation of Creditors Trust Committee.

(a)           On the Effective Date, the Creditors Trust Committee shall be formed and constituted of those Persons, numbering no more than three (3), appointed by the Committee, and approved by the Bankruptcy Court, prior to the conclusion of the Confirmation Hearing.  A list of the members of the Creditors Trust Committee to be appointed by the Committee shall be included in the Plan Supplement.

(b)           In the event that a member of the Creditors Trust Committee sells, transfers or assigns all of its Creditors Trust Interests, such member shall be immediately removed from the Creditors Trust Committee.  The remaining Creditors Trust Committee members shall elect a replacement member who must be the holder of an Allowed General Unsecured Claim in Class 5.

9.3          Procedures.  The Creditors Trust Committee shall adopt bylaws that shall provide for the governance of the Creditors Trust Committee.

9.4          Function, Duties, and Responsibilities.  The function, duties, and responsibilities of the Creditors Trust Committee shall be set forth in the Creditors Trust Agreement, which shall be included in the Plan Supplement, and in the Confirmation Order.

9.5          Duration.  The Creditors Trust Committee shall remain in existence for a reasonable time, not to exceed ninety (90) days, following such time of the final Cash Distributions to holders of Allowed Claims in Class 5 under the Plan by the Creditors Trust.

9.6          Compensation and Expenses.  The members of the Creditors Trust Committee shall serve without compensation for their performance of services as members of the Creditors Trust Committee, except that they shall be entitled to reimbursement of reasonable expenses from the Creditors Trust without further order of the Bankruptcy Court.

9.7          Liability; Indemnification.  Neither the Creditors Trust Committee, nor any of its members, or designees, nor any duly designated agent or representative of the Creditors Trust Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent or representative of the Creditors Trust Committee, nor shall any member of the Creditors Trust Committee be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Creditors Trust Committee, other than acts or omissions resulting form such member's willful misconduct, gross negligence or fraud.  The Creditors Trust Committee may, in connection with the performance of its functions, and in it sole and absolute discretion, consult with attorneys, accountants, and its agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Creditors Trust Committee shall be under no obligation to consult with attorneys, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Creditors Trust Committee, or its members and/or designees, unless such determination is based on willful misconduct, gross negligence or fraud.  The Creditors Trust shall indemnify and hold harmless the Creditors Trust Committee and its members, designees, and Professionals, and any duly designated agent or representative thereof (in their capacity as such), from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys' fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions with respect to the Creditors Trust or the implementation or administration of the Plan; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

ARTICLE X

PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY

10.1        Distributions for Claims Allowed as of the Effective Date.  Except as otherwise provided herein or as ordered by the Bankruptcy Court, Distributions, whether of Cash or Creditors Trust Interests, to be made on account of Claims that are Allowed Claims, as of the Effective Date, shall be made as soon as practicable after the Effective Date.  Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article XI of this Plan.  The Creditors Trustee shall make all Distributions of Cash required to be distributed under the applicable provisions of the Plan and the Creditors Trust Agreement.  The Creditors Trustee may employ or contract with other Persons to assist in or make the Distributions required by the Plan as provided for in the Creditors Trust Agreement.

10.2        Means of Cash Payment.  Cash payments made pursuant to this Plan shall be in U.S. funds, by the means determined by the Creditors Trustee, including by check or wire transfer.

10.3        Delivery of Distribution.  Distributions to holders of Allowed Claims shall be made (a) at the addresses set forth on the Proofs of Claim Filed by such holders (or at the last known addresses of such holders if no Proof of Claim is Filed or if the Debtors have been notified of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Creditors Trustee after the date of any related Proof of Claim; or (c) if no Proof of Claim has been Filed and the Creditors Trustee has not received a written notice of a change of address, at the addresses reflected in the Bankruptcy Schedules, if any.

10.4        Fractional Dollars; De Minimis Distributions.  Any other provision of the Plan notwithstanding, payments of fractions of dollars shall not be made.  Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down).  The Creditors Trustee shall not make any payment of less than twenty-five dollars ($25.00) with respect to any Claim unless a request therefor is made in writing to the Creditors Trustee.

10.5        Withholding and Reporting Requirements.  In connection with this Plan and all Distributions hereunder, the Creditors Trustee shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements.  The Creditors Trustee shall be authorized to take any and all actions that may be reasonably necessary or appropriate to comply with such withholding and reporting requirements.

10.6        Setoffs.  The Creditors Trustee may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the

Creditors Trustee may have against the holder of such Claim; provided, however, neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Creditors Trustee of any such Claim that the Debtors or the Creditors Trustee may have against such holder, unless otherwise agreed to in writing by such holder and the Debtors or the Creditors Trustee.

10.7        Duty to Disgorge Overpayments.  To the extent that a Claim may be an Allowed Claim in more than one Class, the holder of such Claim shall not be entitled to recover from the Creditors Trust more than the full amount of its Allowed Claim.  The holder of an Allowed Claim that receives more than payment in full of its Allowed Claim shall immediately return any excess payments to the Creditors Trust.  In the event that the holder of an Allowed Claim fails to return an excess payment, the Creditors Trustee may bring suit against such holder for the return of the overpayment in the Bankruptcy Court or any other court of competent jurisdiction.

ARTICLE XI

DISTRIBUTIONS TO HOLDERS OF

ALLOWED CLASS 5 CLAIMS

11.1        Initial Cash Distribution.  After funding of the Distribution Reserve Accounts as required by this Plan, an initial Cash Distribution will be made Pro Rata to holders of Allowed Class 5 Claims on the 90th day following the Effective Date; provided, however, an initial Cash Distribution will be made on the 90th day following the Effective Date only if the Creditors Trustee and the Creditors Trust Committee determine that sufficient Available Cash exists.

11.2        Subsequent Cash Distributions.  After funding the Distribution Reserve Accounts as required in this Plan, subsequent Distributions of Available Cash will be made Pro Rata to holders of Allowed Class 5 Claims on the fifteenth (15th) day following the Available Cash Determination Date; provided, however, Available Cash will be distributed fifteen (15) days after any Available Cash Determination Date, only if the Creditors Trustee determines that sufficient Available Cash exists; provided, further, if, on an Available Cash Determination Date, the Creditors Trustee intends to make its final Cash Distribution, such Cash distribution shall be made regardless of the amount of Available Cash.

11.3        Provisions Regarding Creditors Trust Interests.

(a)           Allocation of Creditors Trust Interests.  Each holder of an Allowed Class 5 Claim shall have a Pro Rata share of the Creditors Trust Interests determined as of the Effective Date; provided that such Pro Rata share shall automatically be adjusted upon and as of the date of (a) the disallowance of any Disputed Claim in Class 5 or (b) the allowance of any Disputed Claim in Class 5 in an amount other than the amount of such Disputed Claim as of the Effective Date.

(b)           Creditors Trust Interest Register; Ownership of Creditors Trust Interests.  The Creditors Trustee or the registered agent thereof shall keep for such purpose at its principal office a register (the “Trust Interest Register”) in which the Creditors Trustee shall provide for the registration of Creditors Trust Interests and adjustments of Creditors Trust Interests as provided in Section 11.3(a) of this Plan.  The Creditors Trustee may treat the Person in whose name any Creditors Trust Interest is registered on such register as the owner thereof for the purposes of receiving Distributions from Creditors Trust Assets and for all other reasons.

ARTICLE XII

RESERVES ADMINISTERED BY THE CREDITORS TRUST

12.1        Establishment of Distribution Reserve Accounts.  The Creditors Trustee shall establish the following separate reserve accounts: (a) Distribution Reserve; (b) Undeliverable Distribution Reserve; and (c) Disputed Claims Reserve.

12.2        Undeliverable Distribution Reserve.

(a)           Deposits.  Undeliverable and Unclaimed Distributions shall be deposited by the Creditors Trustee into the Undeliverable Distribution Reserve, and any further distributions attributable to such Claim holder shall be deposited in the Undeliverable Distribution Reserve unless, in the case of a Distribution that is returned to the Creditors Trustee as undeliverable or otherwise unclaimed, the Creditors Trustee is notified in writing of such holder's then current address.

(b)           Forfeiture.  Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an Undeliverable or Unclaimed Distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such Undeliverable or Unclaimed Distribution and shall be forever barred and enjoined from asserting any such claim for the Undeliverable or Unclaimed Distribution against any Debtor, any Estate, the Creditors Trustee, the Creditors Trust, the Creditors Trust Committee, or their respective properties or assets.  In such cases, any Cash or other property held by the Creditors Trust in the Undeliverable Distribution Reserve for distribution on account of such claims for Undeliverable or Unclaimed Distributions, including the interest that has accrued on such Undeliverable or Unclaimed Distribution while in the Undeliverable Distribution Reserve, shall become the property of the Creditors Trust, notwithstanding any federal or state escheat laws to the contrary, and shall be available for immediate distribution by the Creditors Trust according to the terms of the Creditors Trust Agreement.

(c)           Disclaimer.  The Creditors Trustee, the Creditors Trust Committee, and their respective agents and attorneys are under no duty to take any action to either (a) attempt to locate any Claim holder, or (b) obtain an executed Internal Revenue Service Form W-9 from any Claim holder.

(d)           Distribution from Reserve.  Within fifteen (15) Business Days of the holder of an Allowed Claim satisfying the requirements of this Plan, such that the distribution(s) attributable to its Claim is no longer an Undeliverable and Unclaimed Distribution (provided that satisfaction occurs within the time limits set forth in Section 12.2(b)), the Creditors Trustee shall distribute out of the Undeliverable Distribution Reserve the amount of the Undeliverable or Unclaimed Distribution attributable to such Claim, including the interest that has accrued on such Undeliverable or Unclaimed Distribution while in the Undeliverable Distribution Reserve.

12.3        Disputed Claims Reserve.

(a)           Determination of Amount.  With respect to any Disputed Claims, the Debtors, the Creditors Trustee, the Committee, or the Creditors Trust Committee may (a) request the Bankruptcy Court to estimate the allowable amount of any Disputed Claim, or (b) request the Bankruptcy Court to determine the amount of any distribution that must be deposited in the Disputed Claims Reserve for any given Disputed Claim.

(b)           Deposits.  Upon delivery by the Creditors Trustee of a Distribution to holders of Allowed Claims within a Class, the Creditors Trustee shall deposit the applicable Disputed Claim Deposit into the Disputed Claims Reserve.

(c)           Distribution After Allowance.  Within fifteen (15) Business Days after a Disputed Claim becomes an Allowed Claim, the Creditors Trustee shall distribute out of the Disputed Claims Reserve the amount to which the holder of such Claim is entitled under this Plan, including the interest which has accrued on said amount while on deposit in the Disputed Claims Reserve.  Upon disallowance, in whole or in part, of a Disputed Claim, the amount on deposit in the Disputed Claims Reserve attributable to such Disallowed Claim amount, including the interest which has accrued on said amount while on deposit in the Disputed Claims Reserve, shall be property of the Creditors Trust to distribute in accordance with the other provisions of the Plan and the Creditors Trust Agreement.

ARTICLE XIII

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT,

AND UNLIQUIDATED CLAIMS

13.1        Objection Deadline; Prosecution of Objections.  As soon as practicable, but in no event later than 150 days after the Effective Date (unless extended by an Order of the Bankruptcy Court), the Creditors Trustee shall File objections to Claims and serve such objections upon the holders of each of the Claims to which objections are made.  Nothing contained herein shall limit the Creditors Trustee's right to object to Claims, if any, filed or amended more than 150 days after the Effective Date.  Subject to the limitations set forth in this Plan, and the oversight of the Creditors Trust Committee, the Creditors Trustee shall be authorized to resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having competent jurisdiction the validity, nature, and/or amount thereof.

13.2        No Distributions Pending Allowance.  Notwithstanding any other provision of the Plan, no payments or Distributions by the Creditors Trustee or the Debtors shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

ARTICLE XIV

TREATMENT OF EXECUTORY

CONTRACTS AND UNEXPIRED LEASES

Unless the Debtors have previously assumed, or Filed a motion to assume, an executory contract or an unexpired lease as provided by Bankruptcy Code § 365(a), Confirmation of the Plan shall constitute the rejection of all executory contracts or unexpired leases, if any, effective as of (a) the Subsequent Petition Date for executory contracts and unexpired leases with International and (b) the Initial Petition Date for executory contracts and unexpired leases with any of the Debtors (other than International).  The non-Debtor party to an executory contract or unexpired lease rejected under this Article XIV shall be required to File with the Bankruptcy Court within thirty (30) days after service of the earlier of (a) notice of entry of the Confirmation Order and (b) other notice that the executory contract or unexpired lease has been rejected, a Proof of Claim for all alleged damages resulting from such rejection.  The failure to timely File such Proof of Claim shall result in such Claim being forever barred and discharged.

ARTICLE XV

EFFECTS OF CONFIRMATION

15.1        No Discharge.  Except as otherwise provided herein, pursuant to Bankruptcy Code § 1141, the Confirmation of the Plan will not discharge the Debtors of any debts.

15.2        Vesting.  On the Effective Date, all property of the Estate shall vest in the Creditors Trust, free and clear of all Liens, Claims and encumbrances, except as otherwise provided herein.

15.3        Legal Binding Effect.  The provisions of the Plan shall bind all holders of Claims and Equity Interests and their respective successors and assigns, whether or not they accept the Plan.  On and after the Effective Date, except as provided in the Plan, all holders of Claims and Equity Interests shall be precluded from asserting any Claim against the Debtors, the Estates, the Creditors Trust, the Creditors Trust Assets,

or the Creditors Trustee based on any transaction or other activity of any kind that occurred prior to the Confirmation Date.

15.4        Moratorium, Injunction and Limitation of Recourse For Payment.  Except as otherwise provided in the Plan or by subsequent Order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Effective Date, all Persons who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors are permanently enjoined from taking any of the following actions against the Estates, the Debtors, the Committee and the members of the Committee, the Creditors Trust Committee and the members of the Creditors Trust Committee, the Creditors Trustee or the Creditors Trust, or any of their respective officers, directors, attorneys or financial advisors or any of their respective property or other assets on account of any such Claims or Equity Interests:  (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Creditors Trust; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of this Plan.

15.5        Exculpation and Limitation of Liability.  Notwithstanding any other provision of this Plan, no holder of a Claim or Equity Interest shall have any right of action against the Debtors, the Estates, the Creditors Trustee, the Creditors Trust, the Committee, the Creditors Trust Committee, or any of their respective members, officers, directors, attorneys or financial advisors for any act or omission in connection with, relating to or arising out of the Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Creditors Trust, the Plan or the property to be distributed under the Plan, provided such exculpated Person acted and/or acts in good faith and in compliance with the Bankruptcy Code.

15.6        Release of Officers, Directors, Employees and Representatives.  The Debtors, the Estates, the Committee, the Creditors Trust Committee, the Creditors Trust, and the Creditors Trustee shall be deemed to have released and discharged on the Effective Date, all current and former officers, directors, agents, employees and representatives of the Debtors and members of the Committee, including, without limitation, the attorneys and financial advisors employed by the Debtors and the Committee, of any Claim or Cause of Action arising from or related to acts or omissions occurring after the Initial Petition Date; provided, however, no such parties shall be released and discharged of any Claim or Cause of Action arising from or related to acts or omissions involving undisclosed self-dealings.

15.7        Insurance.  Confirmation and consummation of the Plan shall have no effect on insurance policies of any of the Debtors in which any of the Debtors are or were an insured party.  Each insurance company is prohibited from, and the Confirmation Order shall include an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to any of the Debtors' bankruptcies, the Plan or any provision within the Plan, including the treatment or means of liquidation set out within the Plan for insured Claims.

ARTICLE XVI

RETENTION OF JURISDICTION

16.1        Retention.  Under Bankruptcy Code §§ 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Cases, the Plan and the Creditors Trust to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)           Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim, and the resolution of any objections to the allowance or priority of Claims or Equity Interest;

(b)           Hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code §§ 330, 331, 503(b), 1103 and 1129(a)(4) for services rendered and expenses incurred on or before the Effective Date;

(c)           Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which any of Debtors is a party or with respect to which any of the Debtors may be liable, including, if necessary, the liquidation or allowance of any Claims arising therefrom;

(d)           Effectuate performance of, and payments under, the provisions of the Plan;

(e)           Determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all Causes of Action;

(f)            Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Creditors Trust Agreement and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, the Creditors Trust or the Confirmation Order;

(g)           Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan or the

Creditors Trust Agreement, including disputes arising under agreements, documents or instruments executed in connection with the Plan or the Creditors Trust;

(h)           Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i)            Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(j)            Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reserved, stayed, revoked, modified, or vacated;

(k)           Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, the Creditors Trust Agreement or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, the Confirmation Order or the Creditors Trust Agreement;

(l)            Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Cases;

(m)          Hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 346, 505 and 1146;

(n)           Hear and determine all matters related to the property of the Estates, the Debtors, the Creditors Trust, or the Creditors Trustee from and after the Effective Date;

(o)           Hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and

(p)           Enter final decrees closing the Cases.

16.2        Rights of the Creditors Trustee.  Nothing contained in this Article XVI shall be construed so as to limit the rights of the Creditors Trustee to commence or to prosecute any Cause of Action, in any court of competent jurisdiction.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

17.1        Revocation, Withdrawal or Non-Consummation.  The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans.  If the Debtors revoke or withdraw the Plan or if Confirmation or Substantial Consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) settlements or compromises embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumptions or rejections of executory contracts or unexpired leases affected by the Plan, and any documents or agreements executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

17.2        Severability of Plan Provisions.  If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors with the consent of the Committee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

17.3        Rules of Interpretation; Computation of Time.  For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or containing particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits, if any, are references to Sections, Articles, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in Bankruptcy Code § 102 and in the Bankruptcy Rules shall apply.  In computing any period of time prescribed or allowed by the Plan, unless otherwise specifically designated herein, the provisions of Bankruptcy Rule 9006(a) shall apply.

17.4        Plan Documents.  The Plan Documents are incorporated herein and are a part of the Plan as if set forth in full herein.

17.5        Successors and Assigns.  The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

17.6        Term of Injunction or Stays.  Unless otherwise provided herein, in the Confirmation Order, or in any other order of the Bankruptcy Court, all injunctions or stays provided in the Cases under Bankruptcy Code §§ 105 or 362 or otherwise, that are in existence on the Confirmation Date, shall remain in full force and effect until all property of the Creditors Trust and the Debtors has been distributed and the Creditors Trust has been dissolved; provided, however, nothing contained herein shall preclude any Person from exercising its rights pursuant to, and consistent with, the terms of this Plan.

17.7        Governing Law.  Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (a) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, and (b) corporate governance matters shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of law thereof.

17.8        Abandonment.  Prior to the Confirmation Hearing, the Debtors will file as a Plan Document, a list of property of the Estates to be abandoned, if any.  Such property will be deemed abandoned upon entry of the Confirmation Order.

17.9        Notice of Effective Date.  On or before five (5) Business Days after the occurrence of the Effective Date, the Creditors Trustee shall mail or cause to be mailed to all holders of Claims a notice that informs such Persons (a) of the entry of the Confirmation Order, (b) the occurrence of the Effective Date, and (c) such other matters as the Creditors Trustee deems appropriate or as may be ordered by the Bankruptcy Court.

17.10      Plan Supplement.  Any and all exhibits, lists, or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Bankruptcy Court at least three (3) Business Days prior to the date of the commencement of the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal Bankruptcy Court hours.

17.11      Entire Agreement.  The Plan and the Plan Documents set forth the entire agreement and understanding among the parties in interest relating to the subject matter hereof and supersede all prior discussions and documents.

ARTICLE XVIII

MODIFICATION OF THE PLAN

The Debtors may alter, amend, or modify the Plan or any Plan Documents under Bankruptcy Code § 1127(a) at any time prior to the Confirmation Date.  After the Confirmation Date and prior to Substantial Consummation of the Plan, the Debtors may, under Bankruptcy Code § 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially or adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.

DATED: December 1, 2003

Respectfully submitted,

DAISYTEK, INCORPORATED

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

A.I. LIQUIDATION, INC., formerly known as Arlington Industries, Inc.

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

B.A. PARGH COMPANY

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

DAISYTEK INTERNATIONAL CORPORATION

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

DAISYTEK LATIN AMERICA, INC.

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

DIGITAL STORAGE, INC.

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

TAPEBARGAINS.COM, INC.

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

T.T.C. LIQUIDATION, INC., formerly known as The Tape Company

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

VIRTUAL DEMAND, INC.

By:	/s/ Dale Booth
Name: Dale Booth
Title: President and CEO

- AND -

VINSON & ELKINS L.L.P.
2001 Ross Avenue
3700 Trammell Crow Center
Dallas, Texas 75201-2975
Tel: 214-220-7700
Fax: 214-220-7716

By:	/s/ Daniel C. Stewart

Daniel C. Stewart, SBT #19206500
Paul E. Heath, SBT #09355050
Richard H. London, SBT #24032678

ATTORNEYS FOR THE DEBTORS